Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Registration Statement Nos. 333-147190, 333-179513, 333-161647, 333-231598, and 333-266628 on Form S-8 of Standex International Corporation of our report dated January 13, 2025, relating to the financial statements of the Amran/Narayan Group appearing in this Current Report on Form 8-K dated January 13, 2025.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 13, 2025